Exhibit 19

PEDIATRIX MEDICAL GROUP, INC.
POLICY STATEMENT ON INSIDE INFORMATION AND INSIDER TRADING
FOR DIRECTORS, MANAGEMENT INSIDERS, FINANCIAL INSIDERS, SYSTEMS
INSIDERS AND OTHER INSIDERS

Revised February 18, 2025

In the course of your service for or employment with Pediatrix Medical Group, Inc. (“Pediatrix”) and the subsidiaries through which its businesses are conducted, including PMG Services, Inc., and Pediatrix Management Services, Inc., you are likely to use or have access to information about Pediatrix that is not generally available to the public. Because of your relationship with Pediatrix, you have certain responsibilities under the federal securities laws with respect to inside information. The purpose of this Policy Statement is to outline Pediatrix’s policies and procedures regarding the protection of “inside information” and trading and “tipping”, as well as the expected standards of conduct of Pediatrix directors, “management insiders”, “financial insiders”, “systems insiders”, or “other insiders” (as each term is defined below) with respect to these highly sensitive matters. The Policy Statement explains your obligations under the law and Pediatrix’s policies and procedures. You should read this Policy Statement carefully and comply with the policy at all times.

I.
SUMMARY OF POLICY STATEMENT

To avoid the appearance of impropriety, all rules set forth in this Policy Statement will apply not only to you, but also to all members of your family who reside in the same household.

Pediatrix’s policy regarding securities trading can be summarized by these important rules:

•
You may not trade in securities of Pediatrix at any time that you possess material, non-public information (what is described below as “inside information”) about Pediatrix.
•
You may not convey to any other person (“tip”) inside information about Pediatrix.
•
Assuming that you do not possess inside information about Pediatrix, if you are (a) a member of the Board of Directors of Pediatrix, a management insider, financial insider, systems insider, or other insider, you may trade in securities of Pediatrix only during the period beginning 24 hours after the public release of Pediatrix’s quarterly and annual earnings and ending on the fifteenth day of the third month of Pediatrix’s fiscal quarter (the “trading window”), and (b) a member of the Board of Directors of Pediatrix or a management insider, you may trade in securities of Pediatrix only after, and only during the period of time as to which, you have obtained clearance from Pediatrix’s General Counsel (or in his or her absence, the Chief Financial Officer) that such transaction would not violate this Policy Statement (Pediatrix’s General Counsel must obtain approval from the Chief Executive Officer for his or her own trades); however, “blackout periods” (as defined below) will not apply, and pre-clearance will not be required with respect to, trading pursuant to the Rule 10b5-1 arrangements described in Annex A.
•
The term “management insider” generally means Pediatrix’s Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Division Presidents, Division Chief Medical Officers and Chief Clinical Advisor.
•
The term “financial insider” generally means Vice Presidents, Associate Vice Presidents, Directors and Managers of Accounting, Finance, Treasury and Taxation, Corporate Controller, any Assistant Corporate Controller, and any Internal Audit staff members.

•
The term “systems insider” generally means any Accounting Systems Manager, Finance Supervisor, Financial Analyst, Director, Manager, Analyst of Warehousing Services, or other similarly situated individuals with access to inside information due to their systems permissions and who are given written notice from the General Counsel that such persons are deemed to be “systems insiders”, which status shall continue until a contrary written notice shall have been issued by the General Counsel.
•
The term “other insider” generally means other employees or other individuals, as determined by the General Counsel, who are asked to work on sensitive projects or transactions, or who gain access to inside information in connection with a specific project or transaction, and who are given written notice from the General Counsel that such persons are deemed to be “other insiders”, which status shall continue until a contrary written notice shall have been issued by the General Counsel.
•
For purposes of this Policy Statement, the term “trade” includes any transaction in Pediatrix securities, including gifts and pledges.
•
Pediatrix will not trade in its own securities in violation of applicable securities laws or stock exchange listing standards.

•
This Policy Statement also prohibits trading in securities and tipping based on the material non-public information of other companies obtained by you during the course of your service to Pediatrix.

The foregoing rules are only a summary. You must comply with all of the policies set forth below in Section III, which contains Pediatrix’s complete Policy Statement on inside information and insider trading.

II.
INSIDE INFORMATION
A.
What is Inside Information?

Inside information is material information about Pediatrix that is not available to the public. Information generally becomes available to the public when it has been disclosed by Pediatrix or third parties in a press release or other public statement, including any filing with the Securities and Exchange Commission (the “SEC”) or a posting on the Pediatrix website. In general, information is considered to have been made available to the public 24 hours after the formal release of the information. In other words, there is a presumption that the public needs 24 hours to receive and absorb such information.

B.
What is Material Information?

As a general rule, information about a company is material if it could reasonably be expected to affect someone’s decision to buy, hold, or sell securities of such company. For example, information generally is considered to be material if its disclosure to the public would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates, or (2) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following: earnings; major acquisitions or dispositions; governmental investigations; class action lawsuits; and changes in senior management.

It can sometimes be difficult to know whether information would be considered material. The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about a company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in securities of Pediatrix when you possess non-public information about Pediatrix can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with Pediatrix’s General Counsel.

C.
What is the Penalty for Insider Trading?

Trading on inside information is a crime. The seriousness of insider trading is reflected in the penalties that it carries. Pediatrix and its directors, management insiders, financial insiders, systems insiders and other insiders may be liable. Insider trading can result in jail sentences as well as civil penalties, including treble damages. In addition to civil penalties, the SEC may seek other relief such as an injunction against future violations and disgorgement of profits resulting from illegal trading. Finally, private parties may bring actions against any person purchasing or selling a security while in the possession of inside information.

Any director, management insider, financial insider, systems insider or other insider who violates the prohibitions against insider trading or knows of such violation by any other persons must report the violation immediately to Pediatrix’s General Counsel. Upon learning of any such violations, Pediatrix will determine appropriate action.

The SEC, the Department of Justice and the Financial Industry Regulatory Authority have committed large staffs, computer investigative techniques, and other resources to the detection and prosecution of insider trading cases. Criminal prosecution and the imposition of fines and/or imprisonment is commonplace.

For all of these reasons, both you and Pediatrix have a significant interest in ensuring that insider trading is scrupulously avoided.

D.
How Should Material Information be Safeguarded?

Before material information relating to Pediatrix or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who are employed by or represent Pediatrix who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants, and airplanes, as well as conversations on mobile phones, should be limited to matters that do not involve information of a sensitive or confidential nature. In addition, you should not transmit sensitive or confidential information through the Internet (including on public or personal blogs and social media sites) or any electronic mail system that is not secure.

To ensure Pediatrix’s confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside Pediatrix. If you are contacted by the media or by an analyst seeking information about Pediatrix, refer the call to Pediatrix’s Executive Vice President, Chief Financial Officer and Treasurer.

In addition, to avoid improper conduct or the appearance of impropriety, directors and management insiders and, in appropriate circumstances, financial insiders, systems insiders and other insiders, will be prohibited by Pediatrix from buying or selling securities of Pediatrix during times when Pediatrix is most likely to have inside information available - these additional black-out periods will be imposed because these persons generally have access to financial or other sensitive information about Pediatrix.

On occasion, it may be necessary for legitimate business reasons to disclose inside information to persons outside Pediatrix. Such persons might include commercial bankers, investment bankers, or other companies seeking to engage in a joint goal with Pediatrix. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons.

III.
STATEMENT OF POLICY
1.
For purposes of this Policy Statement, all references to “you” shall mean you, as well as any family members that reside in the same household as you.
2.
You may not trade securities of Pediatrix when you are in possession of inside information about Pediatrix or during a blackout period. The insider trading rules apply both to securities purchases and securities sales, regardless of how or from whom the inside information has been obtained.
3.
Assuming that you do not possess inside information about Pediatrix, if you are (a) a member of the Board of Directors of Pediatrix, a management insider, financial insider, systems insider, or other insider, you may trade in securities of Pediatrix only during the trading window, and (b) a member of the Board of Directors of Pediatrix or a management insider, you may trade in securities of Pediatrix only after, and only during the period of time as to which, you have obtained clearance from Pediatrix’s General Counsel (or in his or her absence, the Chief Financial Officer) that such transaction would not violate this Policy Statement (Pediatrix’s General Counsel must obtain approval from the Chief Executive Officer for his or her own trades); however, blackout periods will not apply, and pre-clearance will not be required with respect to, trading pursuant to the Rule 10b5-1 arrangements described in Annex A. A form of Request for Approval to Trade in the Securities of Pediatrix Medical Group, Inc. is attached for your convenience. Of course, even if you receive clearance, you may make such trades only so long as you are not trading in violation of the policy set forth in paragraph 2 above. Notwithstanding the foregoing, you may exercise your vested Pediatrix stock options at any time but you may not sell the underlying securities purchased upon exercise except in accordance with this policy.
4.
Pediatrix from time to time may impose a trading freeze on all directors and management insiders and, in appropriate circumstances, on financial insiders, systems insiders and other insiders, due to a significant unannounced corporate development. These trading freezes, known as “blackout periods,” may vary in length.
5.
You may not tip inside information to any other person by providing them with inside information about Pediatrix or assisting them in any way. The concept of unlawful tipping includes passing on such information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss. You may, of course, provide such information to other Pediatrix employees or representatives on a “need to know” basis in the course of performing your job with Pediatrix.

6. All inquiries for information about Pediatrix from any representative of the press or other media, an analyst, or other persons outside of Pediatrix (other than publicly available information that an employee is authorized to disseminate in the ordinary course of his or her duties) must be directed to Pediatrix’s Executive Vice President, Chief Financial Officer and Treasurer.

7. Pediatrix’s insider trading policy does not apply to purchases of Pediatrix stock in the Employee Stock Purchase Plan (the “ESPP”) resulting from your periodic contributions of money to the plan pursuant to payroll deduction elections; however, the insider trading policy does apply to (i) your election to participate in the ESPP and any subsequent changes to the election, and (ii) sales of Pediatrix stock in the ESPP.

8. You must observe the foregoing policies and procedures at all times. Your failure to do so will be grounds for disciplinary action, up to and including dismissal. You must promptly report to Pediatrix’s General Counsel any trading in Pediatrix securities by Pediatrix personnel or disclosure of inside information by Pediatrix personnel that you have reason to believe may violate this Policy Statement or the securities laws of the United States. The General Counsel (or, in the event the General Counsel is a party to a proposed trade, transaction or inquiry under this Policy Statement, the Chief Executive Officer) has the duty and power to administer, monitor and enforce compliance with this Policy Statement.

9. Directors and officers who are reporting persons under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are reminded that SEC rules require reports of trades by such persons to be reported within two business days of the trade date. Late reports are required to be disclosed in Pediatrix’s proxy statement under SEC rules. This policy also applies to trading in the securities of other issuers, such as vendors, customers, or other business partners of Pediatrix, as to which a person subject to this Policy Statement becomes aware of inside information in the course of his or her duties for Pediatrix.

IV.
ADDITIONAL PROHIBITED TRANSACTIONS

Pediatrix considers it improper and inappropriate for any Company insider to engage in short-term or speculative transactions in Pediatrix’s securities. It therefore is Pediatrix’s policy that Pediatrix directors, management insiders, financial insiders, systems insiders and other insiders may not engage in any of the following transactions:

Publicly Traded Options. A transaction in publicly-traded options to purchase or sell Pediatrix securities is, in effect, a bet on the short-term movement of such Pediatrix securities and therefore may create the appearance that you are trading based on material nonpublic information. Transactions in options also may focus your attention on short-term performance at the expense of Pediatrix’s long-term objectives. Accordingly, transactions in options, puts, calls or other derivatives of Pediatrix securities, on an exchange or in any other organized market, are prohibited by this Policy Statement. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Short Sales. Short sales of Pediatrix securities (i.e., the sale of a security that the seller does not own) evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller does not have confidence in Pediatrix or its prospects. In addition, short sales may reduce the seller’s incentive to seek to improve Pediatrix’s performance. For these reasons, short sales of Pediatrix’s securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Securities Exchange Act prohibits certain officers and directors of Pediatrix from engaging in short sales.

Hedging Transactions. Certain forms of hedging or monetization transactions with respect to Pediatrix’s securities, such as prepaid variable forwards, equity swaps and collars, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as Pediatrix’s other shareholders. Therefore, these transactions are prohibited under this Policy Statement.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Pediatrix securities, directors, officers and other employees are prohibited from holding Pediatrix securities in a margin account or pledging Pediatrix securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Pediatrix securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities or if the pledge is effected under a Rule 10b5-1 trading plan established in accordance with Annex A. Any person who wishes to pledge Pediatrix securities as collateral for a loan must submit a request for approval to the General Counsel at least ten business days prior to the proposed execution of documents evidencing the proposed pledge.

V.
CERTIFICATION

You must sign, date, and return the attached Certification stating that you received Pediatrix’s Policy Statement regarding insider trading and the preservation of the confidentiality of inside information and related procedures, and you agree to comply with it. Please note that you are bound by the Policy Statement whether or not you sign the Certification.

CERTIFICATION

I hereby certify that I:

a.
have read and understand the Policy Statement on Inside Information and Insider Trading for Directors, Management Insiders, Financial Insiders, Systems Insiders and Other Insiders and related procedures, a copy of which was distributed with this Certificate;
b.
have complied with the policies and procedures set forth in the Policy Statement;
c.
will continue to comply with the policies and procedures set forth in the Policy Statement;
d.
will request from the General Counsel prior clearance of all proposed acquisitions or dispositions of securities of Pediatrix as required by the Policy Statement;
e.
will engage in acquisitions or dispositions of securities of Pediatrix only on the dates permitted; and
f.
as a member of the Board of Directors of Pediatrix or a management insider filing reports under Section 16, will report to Pediatrix’s General Counsel’s office all transactions in securities of Pediatrix in writing as soon as possible (and in no event later than 24 hours) following the transaction.

Signature:

Name:

Title:

Date:

[Signature Page to Certification of Pediatrix Medical Group, Inc.’s Policy Statement on Inside Information and Insider Trading for Directors, Management Insiders, Financial Insiders, Systems Insiders and Other Insiders]

REQUEST FOR CLEARANCE TO TRADE

Request for Clearance to Trade
in the Securities of Pediatrix Medical Group, Inc.

Name of Insider:

(Print Name)

I hereby request clearance for me (or a member of my immediate family or household) to execute the following transaction or transactions relating to the securities of Pediatrix Medical Group, Inc. (the “Company”):

FOR INFORMATIONAL PURPOSES ONLY:

Type of transaction (circle one):

PURCHASE

OPEN MARKET SALE

SALE OF SHARES ISSUED UPON EXERCISE OF OPTIONS

OTHER

Number of Shares:

Other (please explain):

Name of beneficial owner if other than yourself

Relationship of beneficial owner to you

By completing this request, I hereby represent that I am not currently in possession of material non-public information regarding the Company, and at the time I complete the transaction noted above, I will not be in possession of material non-public information regarding the Company.

Signature: Date:

This Authorization is valid until the commencement of a “blackout period” as defined in the Company’s Policy Statement on Inside Information and Insider Trading.

If the beneficial owner is a Reporting Person under Section 16 of the Exchange Act, attached are all Form 4’s filed within the previous 6-month period.

Approved by:

Name:

Title:

Date:

THIS IS NOT AN AUTHORIZATION FROM THE INSIDER TO TRADE THE SECURITIES DESCRIBED ABOVE

ANNEX A

SEC Rule 10b5-1 Trading Arrangements

Rule 10b5-1 promulgated under the Exchange Act, protects individuals from insider trading liability under Rule 10b-5 promulgated under the Exchange Act for transactions under a previously established contract, plan or instruction that satisfies the requirements of Rule 10b5-1. Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) securities of Pediatrix without the sometimes arbitrary restrictions imposed by windows and blackout periods—even when there is undisclosed material information. Such 10b5-1 arrangements may include blind trusts, other trusts, pre-scheduled stock option exercises and sales, pre-arranged trading instructions, and other brokerage and third-party arrangements.

Potential Pitfalls

First, the arrangement must satisfy the requirements of Rule 10b5-1, as amended from time to time. The plan may not be established during a blackout period, or when the insider is unable to represent to the satisfaction of the General Counsel (or the Chief Executive Officer with respect to a termination by the General Counsel) that the insider is not in possession of material nonpublic information regarding Pediatrix. The plan also may not permit a transaction to occur before the later of (i) 90 days after adoption (including deemed adoption) of the plan or (ii) two business days after disclosure of Pediatrix’s financial results in a Form 10-Q or Form 10-K for the quarter in which plan was adopted (subject to a maximum of 120 days after adoption of the plan).

Second, Rule 10b5-1 only provides an “affirmative defense” (which must be proven) in the event there is an insider-trading lawsuit. It does not prevent someone from bringing a lawsuit and it does not prevent the media from writing about the sales.

The Board of Directors has provided in Pediatrix’s Policy Statement on Inside Information and Insider Trading to permit transactions that comply with Rule 10b5-1. Pediatrix does not want to impede your ability to engage in sales or purchases of securities of Pediatrix (e.g., for financial and estate planning purposes). However, in order to reduce the risk of litigation and bad press, and to preserve the hard-earned good name of our company and our people, we are adopting procedural requirements that are essentially an extension of Pediatrix’s current pre-clearance procedure for transactions in securities of Pediatrix:

Pediatrix must pre-approve any plan, arrangement or trading instructions, etc. involving potential sales (or purchases) of securities of Pediatrix or option exercises and sales, etc. (including, but not limited to, blind trusts, discretionary accounts with banks or brokers, limit orders, hedging strategies, etc.). Any modifications to or deviations from a plan are deemed to be the insider entering into a new plan and, accordingly, require pre-clearance of such modification or deviation. You must still adhere to this prior approval procedure even where, for example, you are assured that a major law firm has blessed the trading arrangement that a brokerage firm or bank may be suggesting. (Note that the actual transactions effected pursuant to a pre-approved plan will not be subject to the company’s blackout periods or pre-clearance procedures for transactions in securities of Pediatrix.)

We will want to:

1.
Review the Proposed Arrangement. We must satisfy ourselves that the arrangement will not place Pediatrix’s good name or yours in jeopardy.

Annex A-1

2.
Add Additional Safeguards. To reduce exposure, we will need to make sure, for example, that at the time you enter into an arrangement (or at any time that you wish to terminate or modify a prior instruction or plan), there is no material information about Pediatrix that has not been publicly disclosed. If there is undisclosed material information (even if you are not aware of it), you would need to wait until that information has been disclosed. In general, the plans should also be established only during Pediatrix’s released trading window periods (the period beginning 24 hours after the public release of the company’s earnings and ending on the fifteenth day of third month of each quarter). In addition, any termination of a plan must be immediately reported to the General Counsel (or the Chief Executive Officer with respect to a termination by the General Counsel). If an insider has pre-cleared a new plan (the “Second Plan”) intended to succeed an earlier pre-cleared plan (the “First Plan”), the insider may not affirmatively terminate the First Plan without pre-clearance pursuant to this Annex A, because such termination is deemed to be entering into the Second Plan.
3.
Public Disclosure. We will consider in each case whether public announcement of a trading plan should be made (via press release, web site, etc.) or is required. Upon entering into or amending a plan, the insider must promptly provide a copy of the plan to us and, upon request, confirm our planned disclosure regarding the entry into or termination of a plan (including the date of adoption or termination of the plan, duration of the plan, and aggregate number of securities to be sold or purchased under the plan). In addition, when applicable, a statement should be included in your Forms 4 and 144, if applicable, indicating that sales are pursuant to a pre-existing plan.
4.
Establish Section 16, Rule 144, and other Procedures. Also, we will need to establish a procedure with whomever is handling your transactions to ensure:
g.
Immediate filings of SEC Form 4, if applicable, after transactions take place. Failure to file on time results in unwanted proxy statement disclosure of filing violations;
h.
Compliance with SEC Rule 144, if applicable, at the time of any sale; and
i.
Cessation of any sales when a “black out” is imposed on insiders.

Some of the Opportunities

A pre-arranged trading program (in which your instructions are irrevocable), properly structured, can be a safer way to insulate insiders from potential insider trading liability than our current system of trading windows and blackout periods.

An Ongoing Periodic Sale Program

With a trading plan, for example, it becomes clearer to the investing public (and potential plaintiffs) that your sales are simply part of a pre-established plan and are not being prompted by your knowledge of current developments within the company, or your feelings about the company’s prospects. Indeed, for some insiders who may have been reluctant to sell any securities for fear of the message it might send to the market, Rule 10b5-1 may well present an opportunity to establish an acceptable diversification program. Pre-arranged sales over a period of time would also reduce any argument by a plaintiff’s attorney that there was incentive at a particular time for Pediatrix to manipulate earnings or disclosures in connection with a sale.

Annex A-2

Put and Call Options and Other Hedging Transactions

Our company policy prohibits our insiders from engaging in put and call options and other hedging transactions involving securities of Pediatrix.

Annex A-3

Frequently Asked Questions on Insider Trading

Transactions Subject to the Policy

Does the policy apply to the exercise of employee stock options?

The exercise of employee stock options is exempt from the insider trading policy because the exercise price of an option is fixed at the time of grant and does not fluctuate with the market. As a result, you may always adopt an “exercise and hold” strategy. However, the sale of the underlying stock is subject to the policy. Thus, the use of Pediatrix stock to pay the exercise price of an option and a “cashless exercise” of an option are also subject to the policy,

Does this policy apply to the sale of restricted stock?

Yes, the policy applies to the sale of restricted stock even if you are selling shares to satisfy your tax obligations to Pediatrix.

Tipping

What is tipping?

Tipping refers to the transmission of material non-public information from an insider to another person. Sometimes this involves a deliberate conspiracy in which the tipper passes on information in exchange for a portion of the “tippee’s” illegal trading profits. Even if there is no expectation of profit, however, a tipper can have liability if he or she has reason to know that the information may be misused.

Materiality

I know all sorts of things about Pediatrix. How do I know what’s “material”?

The Supreme Court of the United States says that information is material if a reasonable investor would consider it important in deciding whether to buy or sell a security. At Pediatrix we have determined that our quarterly earnings information is material. Other information is evaluated by management on a case-by-case basis but could include the following:

•
regulatory investigations;
•
significant changes in financial results and/or financial condition and financial guidance;
•
stock splits;
•
changes in senior management;
•
significant mergers, acquisitions, reorganizations, dispositions of assets or joint ventures; and
•
significant increases or decreases in the amount of outstanding securities or indebtedness.
•
If you are at all unsure about whether you have material inside information, the safe approach is to discuss it with Pediatrix’s General Counsel.

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Other Considerations

My spouse is employed by a publicly traded corporation and we own stock in my spouse’s employer. Does the Policy prohibit us from trading in stock of my spouse’s employer?

The Policy would not prohibit you or your spouse from trading in securities of your spouse’s employer. However, you should carefully review the insider trading policy of your spouse’s employer to be sure that you are complying with both policies in all of your trades. Furthermore, you should never trade in the securities of any company while in possession of inside information about such company.

Enforcement Practices

I only own a few hundred shares. The SEC doesn’t go after small fish like me?

The SEC has prosecuted numerous cases involving relatively small amounts of money.

If I pass information to others but don’t trade myself, no one will be able to figure it out?

The SEC has sophisticated and ingenious methods for identifying unusual trading patterns and tracing them to their source. They have the ability to subpoena telephone records, bank and brokerage statements, personal files, electronic mail files, and anything else that may help them to make a case. The SEC has the resources to establish the connection to you.

Further Information

Who should I contact if I have questions regarding our insider trading policy?

Please contact Pediatrix’s General Counsel.

Where do I go for the most current version of the insider trading policy?

Please contact Pediatrix’s General Counsel.

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